Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of September, 2007, but effective as of the 31st day of August, 2007 (the “Termination Date”), by and between Uni-Pixel, Inc., a Delaware corporation (the “Company”), and Frank DeLape (“Executive”).

RECITALS

WHEREAS, Executive currently serves as the executive Chairman of the Board of the Company pursuant to an Employment Agreement dated as of March 5, 2005 (the “Employment Agreement”), between the Company and Executive; and

WHEREAS, the Company and Executive mutually desire to terminate the employment relationship between the Company and Executive on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein set forth, the parties do hereby agree as follows:

1.             Resignation.  Executive hereby resigns from the Company as executive Chairman of the Board effective upon the Termination Date and, accordingly, all terms, rights and obligations of the parties under the Employment Agreement shall be terminated as of such date, except that the non-qualified stock option to purchase 600,000 shares of the Company’s common stock, par value $.001 per share, granted to Executive pursuant to Section 2(c)(ii) of the Employment Agreement shall survive in the manner and on the terms contained in Section 3(c) hereof.

2.             Chairman of the Board.  Following the Termination Date, Executive will remain the non-executive Chairman of the Board for as long as he remains a director of the Company.  Following the Termination Date, the Executive will receive all of the benefits afforded all of the other non-executive members of the Company’s board of directors, including the monthly retainer payment (which is currently $3,333.33 per month), payable on the first day of each month that Executive serves as a director (the first of which is for the month of September 2007 and is payable on the date of this Agreement).

3.             Compensation; Severance Benefits.

(a)           On the next regularly scheduled payday for the pay cycle during which the Termination Date falls, the Company shall pay to the Executive his Base Salary (as defined in the Employment Agreement) through the Termination Date at the rate currently in effect under the Employment Agreement, less any taxes withheld pursuant to Section 8 below, and shall reimburse Executive for all reasonable and necessary expenses incurred by Executive prior to the Termination Date in furtherance of his employment by the Company; provided, that Executive shall provide the Company with written documentation evidencing such expenses at least five (5) days prior to the date of payment therefor.  Thereafter, except as provided in Section 1 above, the

Company shall have no further obligations to Executive under the Employment Agreement, including the payment of any annual bonus.

(b)           In consideration of Executive’s service to the Company through the Termination Date and the release of all claims that may exist against the Company in connection with his employment as provided in Section 7(a) hereof, on the eighth (8th) day following Executive’s execution of this Agreement, provided Executive has not revoked this Agreement, in writing, prior to that date, the Company shall pay to Executive $287,500.00, less any taxes withheld pursuant to Section 8 below (the “Severance Payment”), by wire transfer of immediately payable funds to the account(s) identified by Executive.  Upon execution of this Agreement by the Executive, the Company shall wire transfer the Severance Payment to Robert L. Blessey (the “Escrow Agent”) to be held in escrow pursuant to the terms of that certain Escrow Agreement executed by and among the Executive, the Company and the Escrow Agent dated the date hereof.

(c)           Pursuant to the terms of the Employment Agreement, the Executive received a nonqualified stock option (the “Stock Option”) to purchase 600,000 shares of the Company’s common stock (the “Option Shares”).  As of the Termination Date, any portion of the Stock Option that has not yet vested and become exercisable will vest and become immediately exercisable, and the Executive will be permitted to exercise the Stock Option for a period of five (5) years following the Termination Date.  The following additional terms shall apply to the Stock Option:

(i)            Method of Exercise.  The Stock Option shall be exercisable in whole or in part at the exercise price of $2.00 per share, as may be adjusted pursuant to Section 3(c)(vi) (the “Exercise Price”), by the delivery of an exercise notice, which shall state the election to exercise the Stock Option, the whole number of shares in respect of which the Stock Option is being exercised, such other customary representations and agreements as to the holder’s investment intent with respect to such shares and such other customary provisions as may be required by the Company.   The Exercise Notice shall be signed by the Executive and shall be delivered in person, by certified mail, or by such other method as determined from time to time by the Company accompanied by payment of the exercise price.

(ii)           Method of Payment.  Payment of the exercise price shall be by cash or check, or a combination thereof, at the election of the Executive, or any other method approved by the Company.

(iii)          Transferability of Stock Option.  The Stock Option is only transferable by will and by the laws of descent and distribution, to Executive’s family members or to an entity owned or controlled by Executive.  The terms of the Stock Option shall inure to the benefit of and be binding upon the executors, administrators, heirs, successors and transferees of the Executive.

(iv)          Taxes.  No shares of the Company’s common stock will be delivered to the Executive or other person pursuant to the exercise of the Stock Option until the Executive or other person has made arrangements acceptable to the Company for the satisfaction of applicable income tax, employment tax, and social security tax withholding obligations, and such other tax obligations of the Executive incident to the receipt of the common stock by the Executive (the acceptance of such arrangements by the Company will not be unreasonably withheld, conditioned or delayed).  Upon exercise of the Stock Option, the Company may offset or withhold (from any amount owed by the Company) or collect from the Executive or other person an amount sufficient to satisfy such tax obligations and/or the employer’s withholding obligations.

(v)           Tax Consequences.  Set forth below is a brief summary of some of the current federal tax consequences of exercise of the Stock Option and disposition of the shares.  THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.  THE EXECUTIVE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE STOCK OPTION OR DISPOSING OF THE SHARES.

(1)           Exercise of Non-Qualified Stock Option.  On exercise of the Stock Option, Executive will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.  The Company will be required to withhold from the Executive’s compensation or collect from the Executive and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver shares if such withholding amounts are not withheld or collected at the time of exercise.

(2)           Disposition of Shares.  Because the Stock Option is a Non-Qualified Stock Option, if the shares acquired upon the exercise thereof are held for more than one year, any gain realized on disposition of the shares will be treated as long-term capital gain for federal income tax purposes.

(vi)          Adjustment.  In the event that at any time prior to the exercise of the Stock Options, the Company subdivides its outstanding shares of common stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Option Shares purchasable immediately prior thereto shall be proportionately increased, calculated to the next lowest whole number of shares.  In the event that at any time prior to the exercise of the Stock Options, the Company shall combine its outstanding shares of common stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Option Shares purchasable immediately prior thereto shall be proportionately reduced, calculated to the next lowest whole number of shares.  In the event of any reclassification, capital reorganization, or other change of the outstanding shares of the Company’s common stock, or in the event of any consolidation or merger of the Company with or into another corporation, Executive shall have the right to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization, or other change, consolidation, merger, sale or transfer as Executive would have been entitled to purchase if the Stock Option had been exercised immediately prior thereto.

(vii)         Registration Rights.  The Company will file a Registration Statement on Form S-8 (the “S-8 Registration Statement”) with the Securities and Exchange

Commission (the “SEC”) on or before December 31, 2007 and will include therein, at the Company’s expense, the Option Shares.  If at any time after December 31, 2007 the S-8 Registration has not been filed with the SEC or has not been declared effective or the Option Shares are no longer subject to the S-8 Registration Statement through no action on the part of Executive and the Company plans to register any of its equity securities for its own account or for the account of any other stockholder, the Company will notify Executive at least forty five (45) days prior to filing such Registration Statement and, upon written request of Executive delivered to the Company within ten (10) days of his receipt of such notice, will include the Option Shares so requested by Executive therein, at the Company’s expense; provided, however, that prior to the Company including such Option Shares in such registration statement, Executive shall agree in writing to be bound by terms and conditions customary in such piggyback registrations, including, but not limited to, indemnification of the Company and underwriting requirements, if applicable.

(viii)        Inconsistencies.  To the extent that the provisions with respect to the Stock Option and Option Shares contained in this Agreement are inconsistent with the provisions in the Employment Agreement with respect thereto, the provisions in this Agreement with respect thereto shall govern and control.

(d)           The Company shall reimburse the Executive for any legal fees and expenses incurred in the preparation, drafting and negotiation of this Agreement, up to an aggregate amount not to exceed $5,000.00.  Such reimbursement shall occur as soon as feasible upon the Executive providing the Company with written documentation of such expenses, but in event no later than the earlier of (i) ten (10) days after the Company’s receipt of such documentation or (ii) December 31, 2008.

4.             Non-Competition.  During the period of the Executive’s service as a director and for two years thereafter, the Executive shall not, within any state in which the Company or any subsidiary of the Company is duly qualified to do business, or in any state in which the Company is then conducting business, or within a 100-mile radius of any such state, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in the business of developing or manufacturing display technology as a significant line of business (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing).  Investments in less than 10% of the outstanding securities of any entity subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, shall not be prohibited by this Section 4.  The provisions of this Section 4 are subject to the provisions of Section 11 of this Agreement.

5.             Inventions and Confidential Information.  The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets, and confidential information.  The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company.  The unauthorized disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Company, as would the disclosure of non-public information about the marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, and similar items of the Company.  The Executive acknowledges that specific proprietary information and non-public data obtained by him while employed by or providing services to the Company concerning the business or affairs of the Company are the property of the Company.  By reason of his having been a senior executive and continuing as a director of the Company, the Executive has or will have access to, and has obtained or will obtain, trade secrets and confidential information about the Company’s operations, which operations extend throughout the United States.  Therefore, subject to the provisions of Section 11 hereof, the Executive hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a)           During the period of the Executive’s service as a director of the Company and for three years thereafter, the Executive will not use, disclose to others, or publish or otherwise make available to any other party (other than in furtherance of his obligations hereunder) any non-public inventions of the Company or any confidential business information about the affairs of the Company, including but not limited to confidential information concerning the Company’s products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, and other confidential information acquired by him in the course of his past or future services for the Company.  The Executive agrees to hold as the Company’s property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, relating to the Company’s business and affairs conducted by him as Chairman of the Board, whether made by him or otherwise coming into his possession, and on termination of his service to the Company, or on demand of the Company, at any time thereafter, to deliver the same to the Company, to the extent that any of such property is then in his possession or under his control;  provided, however, the Executive shall be permitted to retain one archival copy for himself, including for use in any proceeding involving his employment with or service to the Company; and provided, further, that no information shall be considered confidential information of the Company or otherwise subject to this Section 5 if such information (a) is known to the Executive prior to the time of disclosure, (b) has become publicly known and made generally available, (c) has been received by the Executive from a third party, (d) is independently developed by the Executive without use of the Company’s confidential information or (e) is required to be disclosed by law or court order or otherwise requires disclosure in a legal proceeding.

(b)           During the period of the Executive’s service as a director of the Company and for 18 months thereafter, (i) the Executive will not through another entity knowingly induce or otherwise attempt to influence any employee of the Company to leave the Company’s employ and (ii) the Executive will not knowingly hire or cause to be hired or induce a third party to hire, any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing) or in any way materially interfere to the detriment of the Company with the relationship between the Company and any employee thereof and (iii) the Executive will not induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company or in any way materially interfere to the detriment of the Company with the relationship between any such customer, supplier, licensee or business relation of the Company.  Such obligation shall not extend to employees of the Company who respond to general inquiries or advertisements (e.g., classified ads or internet job postings) or other persons who approach the Executive independently about a possible business relationship with the Executive or his business or employers without him having affirmatively caused such approach.

6.             Indemnification.  The Company will indemnify (and advance the costs of defense of) the Executive (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, and by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its employees, officers and directors, against all judgments, damages, claims, liabilities, costs, charges and expenses whatsoever incurred or sustained by him or his legal representative in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an employee, officer or director of the Company or any of its subsidiaries except that the Company shall have no obligation to indemnify the Executive for liabilities resulting from conduct of the Executive with respect to which a court of competent jurisdiction has made a final non-appealable determination that the Executive would not, by law, be entitled to indemnity.  In addition to the foregoing indemnification rights, Executive will be entitled to all additional rights of indemnification granted by the Company to any of its other directors during the period Executive serves as a director.

7.             Mutual Releases.

(a)           Executive hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company which could have arisen out of his employment or severance from employment of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the Termination Date.  It is understood and agreed that the parties covered by Executive’s release include the Company’s present and former managers, officers, directors, employees, agents, insurers, assigns, predecessors and successors, and that any reference to the Company in this Section 7 is understood to include all of the foregoing persons or entities.  It is expressly understood and agreed that the claims covered by Executive’s release include, but are not limited to, any and all claims or rights arising or that could be asserted under the Employment Retirement Income Security Act, 29 U.S.C. §§1001 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Older Workers’ Benefits Protection Act, 29 U.S.C. §§621 et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§621 et seq., the Americans with Disabilities Act, 42 U.S.C. §§12101 et seq., the Equal Pay Act, 29 U.S.C. §§206 et seq., Executive Order 11246 and its implementing regulations, the Family Medical Leave Act, 29 U.S.C. §2611 et seq., claims for wrongful discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, intentional infliction of emotional distress, any personal or emotional injury, any and all damages, including attorney’s fees, and any other federal, state, or local statute, law, rule, or regulation concerning the terms, conditions, or benefits of employment or the separation thereof.

(b)           The Company hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against Executive which could have arisen out of his employment or severance from employment of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the Termination Date.  It is understood and agreed that the parties covered by the Company’s release include Executive’s spouse, family members, heirs, executives, and personal representatives and that any reference to Executive in this Section 7 is understood to include all of the foregoing persons.  It is expressly understood and agreed that the claims covered by the Company’s release include, but are not limited to, any and all claims or rights arising or that could be asserted with respect to breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, intentional infliction of emotional distress, any personal or emotional injury, any and all damages, including attorney’s fees, and any other federal, state, or local statute, law, rule, or regulation concerning the terms, conditions, or benefits of employment or the separation thereof.

8.             Taxes.  The Company shall be authorized to withhold from any payments to Executive due hereunder, and to pay over to any federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended, or any provisions of any other federal, state or local law.

9.             Notices.  All notices hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

If to the Company:	Uni-Pixel, Inc.
8708 Technology Forest Pl., Suite 100
The Woodlands, TX 77381
Facsimile: (281) 825-4599

If to Executive:	Frank DeLape
c/o Benchmark Equities
700 Gemini Avenue, Suite 100
Houston, TX 77058
Facsimile: (281) 488-5353

or to such other address or telecommunication number as such party may hereafter specify for the purpose by notice to the other party.  Each such notice shall be effective (a) if given by telecommunication device, when such written telecommunication is transmitted to the telecommunication number specified in this Section 9 and evidence of receipt is confirmed or (b) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 9.

10.           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including without limitation the Employment Agreement (except as provided elsewhere herein); and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.  This Agreement cannot be modified or amended without the written consent of the party to be bound thereby.

11.           Severability.  In the event that of any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions of this Agreement shall not be affected, and each term, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.           Waiver.  A waiver of any provision in this Agreement by either party shall be made in writing only, signed by the party giving the waiver.  Any waiver of a provision of this Agreement shall not constitute a continuing waiver of that provision, and shall not constitute a waiver of any other provision.

13.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to conflict of law rules,

14.           Acknowledgment.  Executive acknowledges that (a) he has carefully read and fully understands the terms of this Agreement; (b) he was advised to consult with an attorney of his choosing prior to signing it; and (c) he had ample time from the date this Agreement was presented to him to read, consult with an attorney of his choosing, understand and sign it.

15.           Binding Effect.  This Agreement has been duly authorized by all required action of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, administrators, executors and permitted assigns.  This Agreement is not assignable.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which when taken together, shall constitute one and the same instrument.  This Agreement may be completed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on each of the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

UNI-PIXEL, INC.

By:	/s/ Reed Killion
Name:	Reed Killion
Title:	President

I acknowledge that I was advised in writing to consult with legal counsel of my choice prior to signing this Severance Agreement, and that I was allowed sufficient time of at least twenty one (21) days within which to consider the terms and conditions of this Agreement prior to accepting it.  I understand that I may, but am not required, to take the full twenty one (21) days to consider this Agreement.  I also understand that I may revoke this Agreement within seven (7) days after accepting it if I so desire, and that if I do not so revoke this Agreement, it shall be deemed accepted by me and the Company.  I acknowledge that, having consulted with legal counsel of my choice and considered this Agreement to the full extent that I desire, I have read, understand, and agree to each of the terms and conditions of this Agreement, and I knowingly and voluntarily execute and accept this Agreement.

/s/ Frank De Lape
Frank DeLape

Dated: September 11, 2007